722 Columbia Avenue
Franklin, Tennessee 37064
For Immediate Release

Contact: Aimee Punessen, (615) 236-8329
aimee.punessen@franklinsynergy.com

Franklin Synergy Bank Announces Completion of Merger with MidSouth Bank

Combined Assets of Over $1 Billion; Top 5 Nashville MSA Deposit Market Share Among Tennessee-based Institutions

Franklin, Tenn., (7/1/14) – Franklin-based Franklin Financial Network, Inc., parent of Franklin Synergy Bank ($867 million in assets, as of March 31, 2014) today announced the completion of the merger of Franklin Synergy Bank and Murfreesboro-based MidSouth Bank.

The combined bank will operate as Franklin Synergy Bank. In addition to Franklin Synergy’s six locations in Williamson County, the merger adds an additional five locations in Rutherford County, for a total of 11 banking locations. Markets picked up by Franklin Synergy Bank include Murfreesboro and Smyrna.

Richard E. Herrington, President and Chief Executive Officer of Franklin Synergy Bank, is now Chairman, President and CEO of Franklin Financial Network, Inc., as well as Chairman and CEO of Franklin Synergy Bank.  Lee M. Moss, Chairman and Chief Executive Officer of MidSouth Bank, is now the President of Franklin Synergy Bank.

Sally P. Kimble, Chief Financial Officer of Franklin Synergy Bank, is now EVP, Chief Financial Officer of Franklin Financial Network, Inc and Kevin D. Busbey, MidSouth’s Chief Financial Officer, is now the Chief Financial Officer of Franklin Synergy Bank.  Dallas Caudle, President and COO of MidSouth Bank is now EVP, Chief Investment Officer and Rutherford County Community President of Franklin Synergy Bank.

Lee Moss, Jimmy Allen and Matt Murfree, former directors of MidSouth, have joined the boards of Franklin Synergy Bank and Financial Network, Inc., expanding the total number of directors to ten.

“This merger is a continuation of our strategy to expand selectively our geographic footprint in contiguous markets with long-term growth potential” said Richard E. Herrington. "Moreover, MidSouth customers and Rutherford County will benefit from the continued presence and engagement of a locally managed bank.”

“This merger creates tremendous opportunities to build on the successes that each company has achieved individually in its own markets," said Lee M. Moss. “We are uniting two strong community banks and creating a dominant community bank in the Middle Tennessee banking market with greater competitive strength, growth potential and profitability.”

Based on financial results as of March 31, 2014, the combined bank has approximately $1.1 billion in total assets, $977 million in total deposits and $641 million in total loans while operating in the demographically attractive Tennessee markets of Williamson and Rutherford counties.  Based on June 30, 2013 FDIC deposit data, Franklin Synergy Bank ranked 3rd in deposit market in Williamson County while MidSouth ranked 5th in Rutherford County.  The headquarters for the combined company and bank will remain in Franklin, Tennessee.

Franklin Financial Network, Inc. was advised by the investment banking firm of SunTrust Robinson Humphrey, Inc., as well as the law firm of Baker Donelson.  MidSouth Bank was advised by the investment banking firm of Sterne Agee & Leach, Inc. and the law firm of Daniel W. Small & Company.

About Franklin Financial Network, Inc and Franklin Synergy Bank

Founded in 2007, Franklin Financial Network, Inc. is the parent company of Franklin Synergy Bank, a full-service community bank operating 11 branch offices in Williamson and Rutherford Counties.  With total assets of approximately $1.1 billion, the company's unparalleled competitive advantage is its 225 employees and a strong corporate culture paired with a clear vision that has provided customers with uncompromising services and individualized solutions to their financial needs.  More information about Franklin Synergy Bank can be found at www.franklinsynergybank.com.

Safe Harbor for Forward-Looking Statements

This document may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various risks, uncertainties and other factors. Such risks, uncertainties and other factors that could cause actual results and experience to differ from those projected include, but are not limited to, the following:  ineffectiveness of the company's business strategy due to changes in current or future market conditions; the effects of competition, and of changes in laws and regulations, including industry consolidation and development of competing financial products and services; interest rate movements; changes in credit quality; inability to achieve merger-related synergies; difficulties in integrating distinct business operations, including information technology difficulties; volatilities in the securities markets; and deteriorating economic conditions, and other risks and uncertainties, including those to be detailed in the joint proxy statement/prospectus.

This document is not an offer to sell shares of Franklin Financial Network Inc.’s securities which may be issued in the proposed transaction.  Such securities are offered only by means of the joint proxy statement/prospectus referred to above.

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